Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript WOR - Q2 2009 Worthington Industries Earnings Conference Call Event Date/Time: Dec. 18. 2008 / 1:30PM ET

FINAL TRANSCRIPT

Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Sanders
Worthington Industries - Director, IR

John McConnell
Worthington Industries - Chairman, CEO

Andy Rose
Worthington Industries - VP, CFO

George Stoe
Worthington Industries - President, COO

CONFERENCE CALL PARTICIPANTS

Michelle Applebaum
Applebaum Research - Analyst

Chris Olin
Cleveland Research - Analyst

Bob Richard
Longbow Research - Analyst

Chuck Bradford
Bradford Research - Analyst

John Tumazos
Very Independent Research - Analyst

Tim Hayes
Davenport & Co. - Analyst

Leo Larkin
Standard & Poor's - Analyst

Mark Parr
KeyBanc Capital Markets - Analyst

Sal Tharani
Goldman Sachs - Analyst

PRESENTATION

Operator

Good afternoon and welcome to the Worthington Industries second quarter earnings results conference call. All participants will be able to listen-only until the question and answer session of the call. This call is being recorded at the request of Worthington Industries. If there are any objections, you may disconnect at this time.

I would like to introduce your first speaker, Ms. Allison Sanders, Director of Investor Relations. Ms. Sanders, you may begin.

Allison Sanders - Worthington Industries - Director, IR

Thank you, Susie, and good afternoon, everyone. Welcome to our quarterly earnings conference call.

Before we begin our presentation, I want to remind everyone that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. Please refer to the press release for more detail on factors that could cause actual results to differ materially.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

For those who are interested in listening to this conference call again, a replay will be available on the home page of our website at www.WorthingtonIndustries.com. With me in the room are John McConnell, Chairman and Chief Executive Officer, George Stoe, President and Chief Operating Officer, Andy Rose, Vice President and Chief Financial Officer, Bob McMaster, Senior Financial Advisor, and Richard Welch, Controller.

John McConnell will begin. John?

John McConnell - Worthington Industries - Chairman, CEO

Allison, thank you, and good afternoon, everybody. I appreciate you joining us today. Now as you know, Worthington Industries is operating in the opening months of a severe economic retraction that quickly wrapped it's arms around the world. Given this environment, we provided more information in this morning's earnings release than normal, but these are not normal times.

Shortly, I look forward to introducing you to Andy Rose, our new Chief Financial Officer, who along with George Stoe, will provide additional information on the Company from a financial and operating perspective. Since Andy is in his third week from us you may also hear from Bob McMaster, who has been working with us for the past three months as a Senior Financial Advisor, and Richard Welch, our Controller.

But before I turn the call over to them, I would like to remind you that beginning in October, we made a series of announcements, which are indicative of our mindset and the depth and speed of the retraction we face. The announcements included closures, permanent reductions in workforce, and a temporary shuttering of several locations for an indefinite period of time.

Our most recent announcements included two significant non-cash write-downs, the first lowered inventory values at both Metal Framing and Steel Processing, and the second eliminated goodwill from Metal Framing's balance sheet. While difficult, all of our actions over the past two months ultimately place us in a better position to deal with the economic crisis that we face. The future course of the economy remains unclear.

Until the depth and breadth of the retraction begins to clarify, we will continue to operate under the assumption that the economy will continue to weaken, and that it will be an extended period of time before it begins to recover. Given this uncertainty, we feel fortunate that on a relative basis, our balance sheet was strong when we entered the retraction and that we were well over a year into our work with an outside consulting group to improve our business model. The knowledge gained during these efforts have allowed us to act very quickly on additional opportunities to reduce costs and improve our operations.

I am now going to turn the call over to Andy Rose, our Chief Financial Officer. Considering his years of experience in private equity and value creation, we are excited to have Andy on board with the Company. Andy?

Andy Rose - Worthington Industries - VP, CFO

Thank you, John. Good afternoon, everyone. I am excited to be here as CFO of this great Company, and I look forward to working with all of you. As this quarter's results clearly demonstrate, there are some significant issues in the US economy that are creating challenges, particularly for our two main business segments. We have been working hard to mitigate the effects of the economic downturn. Those efforts when combined with the efficiencies gained from the transformation plan, should enable us to emerge as a stronger company in the future.

For our second quarter of fiscal 2009 which ended November 30th, 2008, we reported a net loss of $2.02 a share. There were four charges contributing to this loss which I will touch on momentarily, but excluding charges in both periods earnings per share would have been marginally profitable, compared to $0.22 earnings last year.

The four pretax charges in this quarter included a $98 million inventory write-down, a $97 million goodwill impairment, $12 million in restructuring charges, and $3 million in increased bad debt reserves. Second quarter sales of $745 million were up 4% from $714 million for the same period last year. Compared to the prior period, the sales increase was due to much higher pricing, almost entirely offset by weaker volumes, especially in the Steel Processing and Metal Framing segments, where the volume declines were unprecedented.

The gross profit margin was eliminated by a combined $95 million inventory write-down in the Steel Processing and Metal Framing segments, that impacted the material cost and the cost of goods sold line. This lower of cost or market adjustment had the effect of recognizing losses in the current quarter that would have been realized over the next several months, as inventory on the balance sheet at November 30, 2008 was sold.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

As required by accounting standards, those future losses are required to be recognized in the current quarter. Had we not taken the adjustment, the gross profit margin would have been 5.4%, down from 9.8% in the comparable quarter last year. SG&A expense fell $6 million to 6.5% of sales from 7.6%. The decline was primarily due to reduced compensation expense related to lower earnings, partially offset by the $3 million increase in the reserve for bad debt. The increase in reserves for bad debt is principally tied to the automotive industry.

We believe our reserve is sized appropriately based on where we are today. We continue to monitor the developments in Detroit and Washington, and will adjust our reserves as the situation warrants. Excluding the four charges, we would have had an operating loss of $5 million. Operating income does not include $11 million in equity income from joint ventures. Equity income fell $4 million from the prior year period, because of an inventory write-down at our Mexican Steel Processing joint venture, which otherwise would have been profitable. Our share of that write-down was $3 million.

WAVE's earnings represented the bulk of the equity income, and they continue to be solid, though not at the record of recent quarters. As we mentioned in various press releases, we have sold or terminated several of our smaller joint ventures, such as Viking & Worthington Steel Enterprise, and Canessa Worthington Slovakia. These ventures were not delivering the growth opportunities originally envisioned. We expect equity income from the remaining joint ventures to continue to represent a major component of our total earnings. As a group, the unconsolidated joint ventures generated $200 million in sales during our second quarter, and paid us $14 million in dividends.

Miscellaneous expense declined to $1 million, due primarily to the lower results at our consolidated joint venture, Spartan Steel Coating. Miscellaneous expense is where we deduct our minority partner's interest in this consolidated joint venture. We estimate that our effective tax rate for the year will be 17.3%. However, given the quarterly loss and the mix between domestic and foreign earnings, our income tax benefit for the quarter is $49 million, or 23.5% of pretax income.

Now for the balance sheet. Total debt was $371 million at quarter end, down $74 million from our August quarter end. At quarter end, our total debt-to-cap ratio was 33.7%. For the second quarter, cash provided by operating activities was $57 million. Working capital requirements continued to decline, due to reduced sales volume and lower steel prices. We are utilizing excess cash to pay down debt, and continue to have significant availability under our revolving credit facility.

For the quarter, capital spending was $15 million compared to depreciation of $16 million. We expect capital spending to be slightly higher than depreciation of $65 million for the year. Almost half of the total spend is attributable to two attractive projects already in process in Steel Processing and Cylinders.

Now to talk specifically about second quarter results for each of our three primary business segments, beginning with Steel Processing which represented 47% of revenues this quarter. Steel Processing's quarterly sales rose 2% to $352 million, from $344 million in last year's second quarter. The increase is due to higher pricing relative to the comparable quarter last year, and a change in the product mix that resulted in more direct business, both of which were offset by a 35% average decline in volumes. Tolling business was off even more significantly than our direct business.

About one-fourth of the decline in tolling was due to the contribution of the tolling business of our Taylor facility to the WSP joint venture. The balance was due to reduced demand from our toll customers, primarily the mills, that have taken work in-house, as their business has slowed. Our mix of direct versus tolling was 55% to 45% this quarter, compared to 48% to 52% in the year-ago quarter. Demand weakness in all customer groups, especially automotive and construction, contributed to the overall volume decline. Automotive now represents approximately 48% of the business in the Steel Processing segment, down from a peak of 61% in November 2005.

For the Company as a whole, exposure to automotive is now 25%. Excluding the $57 million inventory write-down taken in the Steel Processing segment, the total spread between selling prices and material costs declined 29% compared to the prior year quarter. While Average Selling Prices were higher for the quarter, they fell rapidly as the quarter progressed. However, material costs rose significantly due to the flow-through impact of inventory on hand that was purchased earlier at much higher prices.

The segment had an operating loss of $72 million including the impact of the inventory write-down. It would have been a $15 million loss without it. The Metal Framing segment represented approximately 24% of revenues. It too experienced dynamics similar to those of the Steel Processing segment. Compared to the prior year, sales were down slightly to $180 million, as higher average pricing was offset by a 27% decline in volumes.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

But selling prices fell rapidly with demand and Steel pricing during the quarter, and the cost of inventory on hand was high, depressing spreads and profitability. Ongoing challenges in this business combined with the market deterioration that has occurred since last quarter, led us to impair the goodwill associated with this segment in it's entirety, or $97 million.

Excluding the impairment, the inventory write-down of $38 million, and restructuring charges of $4 million, Metal Framing would have reported a $15 million loss. Both the Steel Processing and Metal Framing segments have taken actions quickly, in an attempt to limit losses to the current quarter. With revalued assets, fewer facilities and head count, both businesses are better prepared to weather a recessionary environment.

Finally, in our Pressure Cylinders segment which represented 19% of Company revenue, sales for the quarter were up 7%, or $9 million to $142 million, as selling prices increased primarily as a result of increased raw material costs. New business helped to offset some softening in demand, particularly in the air brake tank product line. The sales team at Cylinders has been very successful over the last few quarters in obtaining several major new accounts.

Operating income increased almost $3 million to $20 million. The operating margin increased to 14.2% from 13.1%, largely as a result of reductions in overhead expense. New business and well-controlled costs have helped the Cylinders segment maintain profitability despite the general economic slowdown.

That concludes my comments. Again, I look forward to working with all of you.

George Stoe will now continue with remarks on operations.

George Stoe - Worthington Industries - President, COO

Thank you, Andy. We mentioned on our last call that we expected our business to be off in the second quarter from the relatively robust levels we saw in the first quarter. However, the swiftness and severity of the downturn was surprising. This coupled with an approximate 50% drop in steel prices, led to the dramatic change in our situation from our first fiscal quarter. Economic realities like those we now face call for decisive and forceful actions.

During our last call we emphasized our plans to reduce costs, to maximize asset utilization, and to drive operational improvements. Those initiatives have been accelerated as we chart our course through this downturn. In our Steel Processing segment, we have announced the permanent closure of our Louisville, Kentucky facility, and reduced salary and hourly headcount by approximately 300. The downturn in the commercial building sector has been just as swift and onerous. Many of the construction projects have either been postponed or cancelled.

To better align our Metal Framing segment with current conditions, we have announced the permanent or temporary closure of an additional four facilities. This is in addition to the three we idled earlier this year. In total we have reduced our workforce by more than 300 salaried and hourly people this year. As most of you know, Worthington has a long history of striving to minimize dislocations during lulls in the business cycle. We perceive this downturn to be extraordinary, and we must align our facilities and workforce with the current conditions.

On a brighter note, our Cylinders business has only been impacted in a minor way during the current downturn. Our strong market positions, creative product offerings and cooperative customer relationships have helped to mitigate the slight decline we have seen on the volume side. Over the last several calls, John McConnell has detailed for you our transformational effort.

We will continue to reduce costs, maximize our asset utilizations, while driving operational improvement. The swift and extraordinary downturn in the overall economy was impossible to predict. However, we believe we have reacted boldly and forcefully to right-size our businesses, and to take the necessary steps to weather the current storm.

I will now turn it back to John McConnell for final comments.

John McConnell - Worthington Industries - Chairman, CEO

George, thank you very much, and Andy. Clearly, this is not a normal operating environment, and we are not running the business as if it is. We will continue to closely monitor the economic climate and act accordingly. But while retrenchment decisions were necessary in the opening months of the recession, and more may well follow, we have also and will continue to make prudent investments in the Company.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

As we are taking aggressive action to not get behind the retraction in demand, we also don't want to be playing catch-up when the markets strengthen, whether that is one year from now or five years from now. We will be ready when the opportunities come.

Lastly, we are often asked questions by you following this call, which look into the broad dynamics of the industries that we serve. That is expected and understandable. On this call, we will be heeding the comments of an economist I recently listened to, who said, 'predicting the future is always a tricky business, and in this environment, it is impossible.'

Having said that, we will be happy to address any questions you have as best we can.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. (Operator Instructions). One moment, please. Michelle Applebaum with Applebaum Research.

Michelle Applebaum - Applebaum Research - Analyst

Is it as cold there as it is here?

John McConnell - Worthington Industries - Chairman, CEO

The wind is not blowing so it is not too bad, though it is a little chilly.

Michelle Applebaum - Applebaum Research - Analyst

It warmed up today just in time for another snowstorm. So I wanted to ask you two questions. First, what are your thoughts about the whole car check law, and what is going on with that?

John McConnell - Worthington Industries - Chairman, CEO

Well, obviously we are not in favor of car check. We think it takes away what makes a union campaign in an election honest, which is the right to a private vote. And we would hope that it is not passed in Congress.

Michelle Applebaum - Applebaum Research - Analyst

And what do you think is going to happen? It was passed by the House, and then --

John McConnell - Worthington Industries - Chairman, CEO

Well, it has not passed in the Senate yet?

Michelle Applebaum - Applebaum Research - Analyst

Yes, but it has got to come back.

John McConnell - Worthington Industries - Chairman, CEO

Okay.

Michelle Applebaum - Applebaum Research - Analyst

It passed in the House I think last spring, but it never went to vote in the Senate. It wouldn't have passed.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

Yes, we were aware of that one. I thought you meant that just occurred and I missed it.

Michelle Applebaum - Applebaum Research - Analyst

No, no, no, no, the old one.

John McConnell - Worthington Industries - Chairman, CEO

Yes. So I am not sure what you are asking me.

Michelle Applebaum - Applebaum Research - Analyst

What do you think, I mean I think the unions have played a really big role in electing Obama, and he said positive things about it, so do you think it is a for sure and if it's passed, what do you think happens with you guys?

John McConnell - Worthington Industries - Chairman, CEO

Well, one, I certainly don't think it is a for sure. Secondly, as I led into this, I said we probably aren't going to make many predictions on the future of the businesses that we deal in every day, and I am certainly not going to make any predictions on political events.

But obviously in that environment, we continue to have good relationships with our employees. We would hope that they would see through the kind of hoodwink in a sense that, particularly the name of the bill carries, and respond accordingly.

Michelle Applebaum - Applebaum Research - Analyst

You mean free choice?

John McConnell - Worthington Industries - Chairman, CEO

Yes.

Michelle Applebaum - Applebaum Research - Analyst

Somewhat oxymoronic, free choice.

John McConnell - Worthington Industries - Chairman, CEO

Yes.

Michelle Applebaum - Applebaum Research - Analyst

Second question is, how should we think about the dividend?

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

Well, I think the way you have always looked at us, and how we behave. The Board and we will give the recommendation to the Board every quarter. The Board will consider it. We will review where we are at that point in time, and make a decision on the payment of the dividend. We have historically and if you harken back to '01, '02, we continued to pay the dividend in a significant downturn.

It is our #1 philosophical tenant to return money to our shareholders, and that is the primary vehicle at the moment to do so. We will keep those things in mind, and we hold it in high regard and important to our shareholders, and our share price performance. But every quarter will stand independent in its valuation.

Michelle Applebaum - Applebaum Research - Analyst

You have never cut before, right?

John McConnell - Worthington Industries - Chairman, CEO

No, ma'am.

Michelle Applebaum - Applebaum Research - Analyst

And how many years have you not increased?

John McConnell - Worthington Industries - Chairman, CEO

What was it three years ago? Two years ago? When did we increase last? Four years ago? Four years ago, 2005, I'm sorry.

Michelle Applebaum - Applebaum Research - Analyst

Okay. All right. Thank you.

John McConnell - Worthington Industries - Chairman, CEO

Thank you. Stay warm.

Michelle Applebaum - Applebaum Research - Analyst

I will try.

Operator

Chris Olin with Cleveland Research.

Chris Olin - Cleveland Research - Analyst

Good morning. I guess good afternoon.

John McConnell - Worthington Industries - Chairman, CEO

Hello.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

Chris Olin - Cleveland Research - Analyst

Can you help me a little bit more on the Metal Framing side of the businesses, I guess specifically the facilities you are closing for this next round, will you be able to supply those regions with other facilities, or are you essentially walking away from those markets, and then secondly, what stabilizes this business? I guess I know you are not predicting any market changes, but I mean, what would you look for in terms of putting a bottom onto this kind of erosion?

John McConnell - Worthington Industries - Chairman, CEO

In Metal Framing we clearly have plans to reach back into those markets from other facilities at the moment. And I am going to let George comment more on the actual market plan on that.

Just in broad form, I think one of the clearest indicators that we are going to be following is the unemployment rate. I think you can't get to the end of this thing until that settles down, and we stabilize unemployment. Continued after continued wave of more people without jobs can only continue to feed the Monster. That is going to be a key indicator of what we are looking at.

In construction in particular we will also be looking at availability of funds for people, at rates and terms that are acceptable. You will start seeing some building go on again. Those will be the two key things we will be watching for that industry. George, if you have any additional comments on feeding the markets with the traffic that would be great.

George Stoe - Worthington Industries - President, COO

Chris, I think out in Phoenix we have the Colton, California facility that we will be able to service that market with, and in Lunenburg and New Hampshire we are able to service that out of Boonton, New Jersey.

The one area that we probably expect to lose some position is down in Miami. That market has been so depressed and the prices are so bad, that we haven't made any money down there in quite a while, so it won't be a damaging blow for us to lose some volume down there.

Chris Olin - Cleveland Research - Analyst

Is there a typical radius that these facilities can shift outwards, in terms of mileage or anything like that you can give out?

George Stoe - Worthington Industries - President, COO

Well, I think that a few years ago, there was a feeling that it was 400 miles, but I think that things have changed, and I think that both us and our competitors are traveling longer distances today with the product, and doing it successfully.

Chris Olin - Cleveland Research - Analyst

Okay. Thanks a lot.

Operator

Bob Richard with Longbow Research.

Bob Richard - Longbow Research - Analyst

Good afternoon, thanks for taking our call.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

Yes, sir.

Bob Richard - Longbow Research - Analyst

Long-term debt, you have some debt coming due in fiscal year let's say somewhere between September of '09 and August of 2010. Can you tell us where particularly that will be coming due?

Andy Rose - Worthington Industries - VP, CFO

Yes, the 2009 bonds are due in December of 2009.

Bob Richard - Longbow Research - Analyst

That is the $145 million?

Andy Rose - Worthington Industries - VP, CFO

Correct.

Bob Richard - Longbow Research - Analyst

Okay. Thanks. So the goodwill is all written off for Metal Framing, so the balance of your goodwill that is on the balance sheet, if I heard right is only on the Pressure Cylinders segment, is that correct?

John McConnell - Worthington Industries - Chairman, CEO

Yes, sir.

Bob Richard - Longbow Research - Analyst

There would be minimal risk of any write-down going forward there, right?

John McConnell - Worthington Industries - Chairman, CEO

Yes, sir.

Bob Richard - Longbow Research - Analyst

Direct mix richer this quarter, do you expect that going forward, John?

John McConnell - Worthington Industries - Chairman, CEO

Talking about direct in tolling.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

Bob Richard - Longbow Research - Analyst

Direct versus tolling.

John McConnell - Worthington Industries - Chairman, CEO

And the question was do we expect -- ?

Bob Richard - Longbow Research - Analyst

The direct mix to be richer, normally you are 50/50. It sounds like you are 60/40 now.

John McConnell - Worthington Industries - Chairman, CEO

Sorry, I was having trouble wrapping your head around your question. Yes, obviously as the mills have retracted capacity, and they have also sought to utilize their capacity during the time when it is wide open, so they pulled a lot of tolling work back inside, and I think it will stay that way for a while until you see a little strengthening in demand.

Bob Richard - Longbow Research - Analyst

And that should help you as prices come up, right?

John McConnell - Worthington Industries - Chairman, CEO

That would help as prices come up, and as prices come up, I would expect to see some tolling also come back.

Bob Richard - Longbow Research - Analyst

Okay. I appreciate that point. What is your feel, whispers of price increases on flat rolled at the beginning of next year, that would be supported by the service centers to prop up their inventory values. Do you think there is any traction in those statements?

John McConnell - Worthington Industries - Chairman, CEO

Again, I think it is a very difficult time to make any assumptions about what is going to happen. We certainly have a view of what may happen but with retraction of capacity by the mills down to around a 50% level, they have got to be not too far ahead of demand. So some uptick in demand could create a tightening, and therefore, some price increases could occur. I am not at all certain that that environment is going to set up that way at this point. So we will have to wait and see.

Bob Richard - Longbow Research - Analyst

Okay. And one follow-up. I appreciate that. You discussed a lot of liquidity available. Could you throw a number out there, or is that going to be in your Q, or is that something you can discuss now?

Andy Rose - Worthington Industries - VP, CFO

The answer is on the revolver, we have in excess of $300 million available.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

Bob Richard - Longbow Research - Analyst

Okay. Thanks very much for that detail and good luck.

John McConnell - Worthington Industries - Chairman, CEO

Thank you.

Operator

Chuck Bradford with Bradford Research.

Chuck Bradford - Bradford Research - Analyst

Good afternoon.

John McConnell - Worthington Industries - Chairman, CEO

Good afternoon, Chuck.

Chuck Bradford - Bradford Research - Analyst

Hi. Can you talk a bit about your debt covenants, what is the most restrictive, and what happens if we have another quarter like this? And then also, does the goodwill write-down count against the covenants?

Andy Rose - Worthington Industries - VP, CFO

The key debt covenants are a debt-to-cap ratio which is at 55%. And EBITDA to interest coverage ratio, which is for two of our three facilities, for our revolving facility is 3.25 times, for one of our bonds it is 3 times. So that is where the covenants are set.

Chuck Bradford - Bradford Research - Analyst

It would seem like you are getting pretty close.

Andy Rose - Worthington Industries - VP, CFO

Yes, the answer is as it relates to the goodwill, is an add-back to EBITDA for the interest coverage. On the debt to cap, we have a fairly significant cushion. On the interest coverage ratio, the good news is that goodwill is a a non-cash charge, and it is added back for that purpose.

Chuck Bradford - Bradford Research - Analyst

That is what I needed to know, thank you very much.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

Yes, sir.

Operator

John Tumazos with Very Independent Research.

John Tumazos - Very Independent Research - Analyst

Congratulations on the decisions, some of them are going to make it much better for the future. It is amazing that you wrote down only $3 million in receivables given the brinkmanship in so many aspects of the auto supply chain. Could you talk a little bit more about your doubtful accounts reserve policies, your credit policies, and it seems like you walk on water if you are only writing off $3 million?

John McConnell - Worthington Industries - Chairman, CEO

(laughter). Well, and I am definitely not going to [inaudible-audio break], I would probably tend to agree with you. Accounting rules, we are following GAAP and working with our auditors, and what we can or can't do in this area. Andy jump in there, or Bob, with some of that discussion.

Andy Rose - Worthington Industries - VP, CFO

The answer on receivables is the way GAAP requires you to do it is on a name by name basis. And so we have and will continue to do that on a real-time basis. As it relates to the auto industry, we sort of break it into two categories, the Big 3 and we look at our exposure there, and then the suppliers, and the good news is, as it relates to the Big 3, we have offsets in certain areas. There are bankruptcy laws that allow you to get preference payments within sort of the last 20 days of shipments, and so when you sort of net all of that out, our exposure is actually not as high as you might think it would be.

And what we have done is where we do have exposure, we started to reserve there. Similar concept as it relates to the suppliers, although we don't typically have offsets there, and just on a name by name basis, we have a very strong credit team that goes through the names and looks at where these suppliers are, and where appropriate, where we feel like we are getting at risk, we will start to reserve and so what happens with the Big 3 is your guess is as good as ours, but in terms of where we are today, we feel like we are adequately reserved. If they were to file bankruptcy, obviously that is going to sort of turn that world upside down.

John McConnell - Worthington Industries - Chairman, CEO

Thank you.

Andy Rose - Worthington Industries - VP, CFO

One of the things that you can't do is just start taking general reserves because you perceive increased risk in the system. GAAP does not allow for that.

George Stoe - Worthington Industries - President, COO

John, this is George Stoe. I think also it is important to note that as Andy mentioned, we have some offsets, and that is really related to some of the resale programs where we have, where the mills supply the Big 3, and they supply the material to us, so we don't have any exposure there other than our processing costs.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

Andy Rose - Worthington Industries - VP, CFO

One other factor is in terms of November, December, our Receivables are at a seasonal low. So obviously that weighs on the level of the reserves as well, and our automotive accounts are largely paying to term.

John Tumazos - Very Independent Research - Analyst

Thank you.

John McConnell - Worthington Industries - Chairman, CEO

John, thank you.

Operator

(Operator Instructions). Your next question comes from Tim Hayes with Davenport & Company.

Tim Hayes - Davenport & Co. - Analyst

Hi, good morning. Tim Hayes at Davenport.

John McConnell - Worthington Industries - Chairman, CEO

Good morning or afternoon.

Tim Hayes - Davenport & Co. - Analyst

Yes, afternoon. Sorry about that. The question on the inventory write-down. In terms of your inventories in terms of tonnage, how much of the percentage of those inventories were written down?

Andy Rose - Worthington Industries - VP, CFO

That is the question, it may take a little noodling here. I don't know that I can give an exact percentage on what the percentage was, but we reviewed 100% of the inventory to determine whether or not it needed to be written down.

Tim Hayes - Davenport & Co. - Analyst

Right.

Andy Rose - Worthington Industries - VP, CFO

Replacement costs were.

Tim Hayes - Davenport & Co. - Analyst

I mean, just even if it's kind of ballpark would be fine.

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Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

I think as a result of the exercise, I think it is safe to say we've marked 100% of the inventory to current market. Is that fair?

So even material that you bought in, say middle of November, was written down to values at the end of November?

Andy Rose - Worthington Industries - VP, CFO

The process is really done on an average cost basis. We don't have that information. Certainly the most recent purchases did not contribute to that write-down. They were considered in the average, if you will, in terms of the inventory costs which we applied our expected future selling price.

Tim Hayes - Davenport & Co. - Analyst

I see. Okay. Thanks. And another question on your cost savings you have been giving some updates on the current target of $39 million annual run rate. Do you have an update to that cost savings target?

John McConnell - Worthington Industries - Chairman, CEO

It is something we are going to try to get away from. I can tell you that in things that have actually been executed at this point, that through the first half of this year, that number would stand. And remember, when we are giving you those numbers, those were identified things that we were going to do, and some of them take a while to put in place, so we stand at a $7 million actual reduction in costs, and the balance of the year will end up about currently standing in the mid-30s.

Tim Hayes - Davenport & Co. - Analyst

Okay. Thank you.

Operator

Leo Larkin with Standard & Poor's.

Leo Larkin - Standard & Poor's - Analyst

Good afternoon. Do you have any preliminary guidance for CapEx for 2010, CapEx and DD&A?

Andy Rose - Worthington Industries - VP, CFO

Yes, I am not sure we have a number for 2010. For 2009 we are projecting just over $70 million.

Leo Larkin - Standard & Poor's - Analyst

Okay. Is there any chance it would be at least no higher than $70 million in 2010, based on, assuming no acquisitions or anything?

Andy Rose - Worthington Industries - VP, CFO

I think that is probably a fair statement. Certainly if the economic environment continues as it is, our number for this year includes two projects that were started sort of before the economic turmoil hit, and so they are good projects that make sense to complete those projects. If the economy were to stay in it's current state it is probably safe to say that we would be below that going forward.

FINAL TRANSCRIPT

Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

I think historically, as you know, we typically have had CapEx that is at or below a little bit depreciation rates, and this is a little bit above depreciation rates. I think we would have pulled the trigger on both of these projects, if we were going to start them next week, because they are very strong projects at our two most profitable facilities, that will increase their run rates going forward. So we are again, always pretty fiscally conservative, and you could expect us to remain so in the future.

Leo Larkin - Standard & Poor's - Analyst

Beyond those two projects, there is really nothing on the horizon for fiscal 2010?

John McConnell - Worthington Industries - Chairman, CEO

Well, we certainly didn't do anything that would be kind of a nice thing to do but not impactful. We are only certainly going to continue to address things that we believe are impactful to the organization.

Leo Larkin - Standard & Poor's - Analyst

Thank you.

Operator

(OPERATOR INSTRUCTIONS). Your next question comes from Mark Parr with Keybanc Capital Markets.

Mark Parr - KeyBanc Capital Markets - Analyst

Good afternoon.

John McConnell - Worthington Industries - Chairman, CEO

Good afternoon, Mark, how are you?

Mark Parr - KeyBanc Capital Markets - Analyst

I am doing all right.

John McConnell - Worthington Industries - Chairman, CEO

Good.

Mark Parr - KeyBanc Capital Markets - Analyst

Market environment has been better, that is for sure. I have a number of questions, just real quickly. First, is there any additional color you can give as far as just kind of the backlog, or the project status in the framing business? Kind of give some sense of future activity?

FINAL TRANSCRIPT

Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

Outside of very few places, I would say there has been nothing going in the pipeline, virtually nothing. Some education, some healthcare, certainly some military work. But beyond that, it is very, very thin.

George Stoe - Worthington Industries - President, COO

Mark, I think also that we have seen a fair amount over the last few months of destocking on our distributor side. I think that we get into January and beyond, we will really get a better sense of where we think the run rate will be. The last couple months have obviously not been very good.

Mark Parr - KeyBanc Capital Markets - Analyst

Yes. No, that is fair. One of the things that companies in financial distress will try to do is extend payables. I was just wondering if you are seeing any evidence of this late in the November quarter, or post the November quarter where you have had customers come in and try to extend payment terms on you, particularly related to the automotive arena?

John McConnell - Worthington Industries - Chairman, CEO

Yes, I would be surprised if we didn't. Our credit guys have done an excellent job as we have gone through this date, and I expect they will continue.

So in some cases I am sure they are looking at this on an account by account basis, we may meet a request like that, and often we will not. It generally considers our knowledge of the customer, and where we feel they sit. I just was as a matter of fact talking to one of our credit guys who at times, you are in an environment too, Mark, that I think is important to understand that we just had an account that we basically made them zero out their balances, before we will ship any more material. They did so. And in other cases they will say, that is fine, we don't care if you ship the material. So it is a tough environment, and they are doing a great job watching each account.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. Just to get back to your comments on framing, you said in the November quarter there was a component of destocking, and a component of end demand. Do you have any sense of how much of the demand pullback was related to each of those two categories? I mean, is there any way you can give us some color on that?

Andy Rose - Worthington Industries - VP, CFO

Just I guess, Mark, the discussions we have had with the distributor community, and that is where we sell the majority of the product through, it was really geographical, it was dependent upon where you were in the country, and how their business was going down. In the south central part in Texas, that business was holding up reasonably well. And they were continuing to buy material and put material in inventory. Other parts of the country, especially down in the Southeast, just the opposite was taking place. So it would be a wild guess for me to come up with a separation in those numbers.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. All right. If I could just ask a general question on inventories overall. Can you give us some color in terms of the tons of supply on hand the end of November compared to the end of August?

Andy Rose - Worthington Industries - VP, CFO

I can say this, Mark. Back really in September, when the downturn really started rearing it's head for us, throughout the Company we reduced our inventory from then until what we project it will be at the end of December by 125,000 tons, or $150 million.

FINAL TRANSCRIPT

Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. And so that is a campaign that you are part of the way through at the end of November then, right?

Andy Rose - Worthington Industries - VP, CFO

Yes.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. One other thing. I just want to talk about just general market conditions. We have been seeing some nascent signs of flat rolled pricing recovery. There may be some indication that November represented a trough of spot pricing, at least over the near term.

It is pretty clear that mill production has been below actual demand levels, and so that has been facilitating destocking. And I am just curious if you have begun to see any pickup in order momentum as a result of people seeing a trough of pricing go by in November, or if you are seeing any activity on the part of the mills, particularly the integrated mills, that they may be getting to restart capacity, given the destocking that has been going on over the last several months.

John McConnell - Worthington Industries - Chairman, CEO

We have not. And as George mentioned earlier, our current view really is we have got to the end of January, early February to really take a pulse on where things are. December is kind of scorched earth, as I am sure you understand.

Mark Parr - KeyBanc Capital Markets - Analyst

Oh, sure.

John McConnell - Worthington Industries - Chairman, CEO

It always is. And at this time, normal vacations as you saw with Chrysler being, normal shutdown periods of about two weeks are being extended. And I expect we will see more of that. So I think you have got to get to the other side in late January, early February to understand what is going on.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. In terms of the new initiatives that you have announced and that you discussed in the release, did you talk about, I may have missed this in your comments, but did you talk about the timing, how long it would take to realize those savings? Should we see all of that in the February quarter, or is it going to be really heading into fiscal 2010 before we really see that?

John McConnell - Worthington Industries - Chairman, CEO

Some of the Dietrich stuff is staged out a little bit. George would be more familiar with the exact timing of it.

George Stoe - Worthington Industries - President, COO

Mark, what we are really doing is phasing some of those facilities out over a period of time, but most of that will be done throughout this fiscal year. On the Steel side, we expect that Louisville will be sometime in March or April, until we wind that down.

FINAL TRANSCRIPT

Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. So it is really more of a fourth quarter before we will begin to see any of the real --

George Stoe - Worthington Industries - President, COO

I wouldn't say that. I would say that you are going to see parts of it throughout the balance of fiscal 2009 for us.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. All right. Well, look, I appreciate all the color and good luck navigating the ship here over the near term. It is a pretty tough environment out there.

John McConnell - Worthington Industries - Chairman, CEO

Thank you very much. And I will probably get this wrong, so I will ask Bob and Andy and Rich to jump in here, but the effects of permanent reductions in force I expect are felt immediately. So there is some that is occurring now, and will be and that is a 300 number in Steel, so it begins now, and will continue to unwind. But I didn't want you to think nothing was going to be happening here for the third quarter, because all of that goes in there.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. Terrific. Thanks.

Operator

Sal Tharani with Goldman Sachs.

Sal Tharani - Goldman Sachs - Analyst

Good afternoon. Can you give us color on your framing business, how much of that goes through the distribution channel, or do you also sell directly to the contractors?

John McConnell - Worthington Industries - Chairman, CEO

Just for the sake of conversation, I think you could say 100% of it goes through distribution. We do some of our own work internally, certainly supplying a sister company called Integrated Building Systems, but the percentage that would not go through distribution is miniscule.

Sal Tharani - Goldman Sachs - Analyst

Do you have any idea of the inventory situation distributors, the backlogs over there?

John McConnell - Worthington Industries - Chairman, CEO

I think George commented earlier that he believes that most are in a destocking mode, and have been coming down.

FINAL TRANSCRIPT

Dec. 18. 2008 / 1:30PM ET, WOR - Q2 2009 Worthington Industries Earnings Conference Call

Sal Tharani - Goldman Sachs - Analyst

Great. Thank you very much.

Operator

At this time, I show no further questions.

John McConnell - Worthington Industries - Chairman, CEO

Thank you very much, and thank you all for joining us today. In these times, on one hand we are going to head down plow, and keep one foot in front of the other, and march through this environment, and on the other hand we are also going to also keep our head up on the future, for when things do turn around, and be ready for that when it occurs.

So we will continue to do the things that are necessary to make sure that we get through here, get through here with as many of our current employees as we can, and hopefully that is where the number is today, but we will see each day at a time. So again, thank you for joining us, and we will look forward to talking to you throughout '09.

Operator

This concludes today's conference call. Thank you for attending.

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